For Immediate Release
                                                          Contact: John L. Flynn
                                                         Chief Financial Officer
                                                                    703-478-5830
                                                     email: jflynn@fairchild.com


The Fairchild Corporation [NYSE: FA] Agrees to Sell Fairchild Fasteners to Alcoa for $657 million


Dulles, Virginia (July 16, 2002) - The Fairchild Corporation (NYSE: FA) announced today that it signed a definitive agreement to sell its Fairchild Fasteners business for approximately $657 million in cash to Alcoa Inc. (NYSE:
AA). The actual cash to be received from Alcoa is dependent upon a post-closing adjustment based on net working capital at the closing date. Fairchild may also receive additional cash proceeds up to $50 million, in an earnout formula based on the number of Boeing and Airbus commercial aircraft deliveries during 2003-2006. The sale, which is expected to close before November 30, 2002, is subject to customary conditions, including regulatory approvals and the approval of Fairchild's shareholders.

Jeffrey Steiner, Chairman and Chief Executive Officer of The Fairchild Corporation, stated: "In these uncertain times, this sale will allow Fairchild to lessen our dependency on a single industry, significantly reduce our debt and provide funds for new acquisitions."

The Fairchild Corporation will use a portion of the proceeds from the sale to repay its bank debt and commence a tender offer at par to acquire all of its outstanding $225


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million, 10:75% senior subordinated notes, due in April, 2009. This tender offer will close concurrently with the closing of the sale to Alcoa.

Fairchild Fasteners manufactures and supplies precision fastening systems used in the construction and maintenance of commercial and military aircraft. Fairchild Fasteners has manufacturing facilities, as well as sales/design customer teams, in the United States, Germany, France, Portugal, Hungary, Australia and the United Kingdom.

Eric Steiner, President of The Fairchild Corporation, said: "In both the near and long term, this transaction will greatly benefit those who have partnered with us to build the Fairchild Fasteners business: our customers, suppliers and employees."

About The Fairchild Corporation

The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of aircraft parts to commercial airlines and aerospace companies providing aircraft parts and devices to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York.

This news release may contain forward-looking statements within the meaning of
Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the


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risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.